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Exhibit 10.26

NONCOMPETITION AGREEMENT

        NONCOMPETITION AGREEMENT (the "Agreement") dated as of this April 27, 2002 among Anthem Inc., an Indiana corporation ("Anthem"); Trigon Healthcare, Inc. a Virginia corporation ("Trigon" or the "Company"); and Thomas G. Snead, Jr. (the "Executive" or "Covenantor").

        WHEREAS, Covenantor is currently employed as Chief Executive Officer of the Company;

        WHEREAS, the Company is entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") with Anthem, pursuant to which the Company will merge with and into AI Sub Acquisition Corp. ("Merger Sub") which will survive as a wholly owned subsidiary of Anthem (the "Merger");

        WHEREAS, Covenantor and the Company are parties to an Executive Continuity Agreement, dated September 16, 1998 and amended on May 19, 1999 (the "Executive Continuity Agreement"), as well as the Employment Agreement between Trigon and the Executive, dated May 19, 1999 (collectively with the Executive Continuity Agreement, the "Prior Agreements");

        WHEREAS, Covenantor has entered into an Employment Agreement with the Company of even date herewith, pursuant to which Covenantor will serve as President of the Southeast Region of the Company (the "New Agreement") which shall be effective at the Effective Time as defined in the Merger Agreement (the "Effective Time");

        WHEREAS, in consideration of the willingness of Anthem and the Company to enter into the New Agreements, Covenantor agrees that the Prior Agreements shall be cancelled in their entirety immediately prior to the Effective Time;

        WHEREAS, Covenantor agrees to enter into this Agreement in consideration for which Anthem will provide certain monetary consideration recited below;

        NOW, THEREFORE, in consideration of the foregoing and the mutual commitments contained in this Agreement, the parties hereto agree as follows:

        1.    Effectiveness; Effect on Prior Agreements.

          (a)  This Agreement shall be effective as of the Effective Time. The parties agree that the Prior Agreements as well as any prior non-competition agreement between Trigon and the Covenantor will be null and void in their entirety immediately prior to the Effective Time. Notwithstanding the foregoing, if the Merger Agreement is terminated in accordance with Article VII of the Merger Agreement, the Prior Agreements shall not be cancelled and this Agreement shall be null and void.

        2.    Noncompete Consideration.

        In consideration for his execution and continuing compliance with this Agreement, Anthem will pay to Covenantor the amount of $1,698,375 in three equal annual installments, beginning 60 days after the Effective Time regardless of continued employment with Anthem or the Company. The unpaid installments shall accrue interest at the rate used under the Anthem Deferred Compensation Plan. The unpaid installment payments under this Section 2 shall be forfeitable upon a breach by the Executive of this Agreement.

        3.    Other Payments.

        In addition, Anthem will pay to Covenantor the amount of $5,095,125 in three equal annual installments, beginning 60 days after the Effective Time regardless of continued employment with Anthem or the Company. The unpaid installments shall accrue interest at the rate used under the Anthem Deferred Compensation Plan. The installment payments under this Section 3 shall under no circumstances be forfeitable.

        4.    Non-Competition.

        For 26 months following the Effective Time (the "Restrictive Period"), Anthem and its subsidiaries ("Anthem Affiliates") must protect their legitimate business interests by limiting the Executive's ability to compete with Anthem Affiliates. This non-competition provision is drafted narrowly so as to be able to safeguard Anthem Affiliates' legitimate business interests while not unreasonably interfering with the Executive's ability to obtain other employment. Anthem Affiliates does not intend, and the Executive acknowledges, that this limited non-competition provision is not an attempt to prevent the Executive from obtaining other employment. The Executive further acknowledges that Anthem Affiliates may need to take action, including litigation, to enforce this limited non-competition provision, which efforts the parties stipulate shall not be deemed an attempt to prevent the Executive from obtaining other employment.

          (a)    Restrictive Period.    During the Restrictive Period, the Executive shall not:

              (i)  (A) directly or indirectly have any ownership interest in any entity or person engaged in development or sale of a product or service which competes with or is substantially similar to any product or service sold by Anthem Affiliates, in any jurisdiction in which Anthem Affiliates operates or in which Anthem Affiliates reasonably expects to operate pursuant to provisions of a strategic plan adopted by the Board of Directors;

                    (B)  directly or indirectly have any ownership interest in any entity or person engaged in development or sale of a product or service which competes with or is substantially similar to any product or service sold by Anthem Affiliates, within the geographical area in which the Executive has been performing services on behalf of Anthem Affiliates or for which he has been assigned responsibility at any time within the Restrictive Period;

            (ii)  (A) in a competitive capacity, directly or indirectly work for, advise, manage, or act as an agent or consultant for or have any business connection or business or employment relationship with any entity or person engaged in development or sale of a product or service which competes with or is substantially similar to any product or service sold by Anthem Affiliates, in any jurisdiction in which Anthem Affiliates operates or in which Anthem Affiliates reasonably expects to operate pursuant to provisions of a strategic plan adopted by the Board of Directors;

                    (B)  in a competitive capacity, directly or indirectly work for, advise, manage, or act as an agent or consultant for or have any business connection or business or employment relationship with any entity or person engaged in development or sale of a product or service which competes with or is substantially similar to any product or service sold by Anthem Affiliates, within the geographical area in which the Executive has been performing services on behalf of Anthem Affiliates or for which the Executive has been assigned responsibility at any time within the Restrictive Period;

            (iii)  (A) directly or indirectly market, sell or otherwise provide any product or service which is competitive with or substantially similar to any product or service sold by Anthem Affiliates, to any customer of Anthem Affiliates with whom the Executive has had contact (either directly or indirectly) or over which he has had responsibility at any time within the Restrictive Period;

                    (B)  directly or indirectly market, sell or otherwise provide any product or service which is competitive with or substantially similar to any product or service sold by Anthem Affiliates, to any customer of Anthem Affiliates; and

            (iv)  directly or indirectly, on behalf of the Executive or any third party, make any business contacts with, solicit or accept business from any customer of Anthem Affiliates for any product or service which is competitive with or substantially similar to any product or service sold by Anthem.

          (b)    Acknowledgment of Anthem Affiliates' Superseding Interest in Protecting its Business.    The Executive recognizes that personal relationships between Anthem, its employees and customers are essential to Anthem Affiliates' business operations and that Anthem Affiliates furthers such relationships by investments of time and money. The Executive recognizes that this Agreement is reasonably necessary to protect Anthem Affiliates' legitimate interest in its customers, and to protect Anthem Affiliates' confidential information and goodwill, and acknowledges that nothing contained in this Agreement shall unreasonably alter the Executive's ability to obtain a livelihood or preclude the Executive from engaging in his profession. The Executive, therefore, acknowledges that Anthem Affiliates' interest in maintaining its relationships with its established customers during the Restrictive Period, supersedes any interest of the Executive in soliciting, servicing, or accepting Anthem Affiliates' customers on behalf of any entity other than Anthem Affiliates during that period of time.

          (c)    Publicly Traded Stock.    Nothing in the foregoing provisions of this section prohibits the Executive from purchasing for investment purposes only, any stock or corporate security traded or quoted on a national securities exchange or national market system.

          (d)    Maximum Application.    The parties expressly agree that the terms of this limited non-competition provision under this section are reasonable, enforceable, and necessary to protect Anthem Affiliates' interests, and are valid and enforceable. In the unlikely event, however, that a court of competent jurisdiction were to determine that any portion of this limited non-competition provision is unenforceable, then the parties agree that the remainder of the limited non-competition provision shall remain valid and enforceable to the maximum extent possible.

        5.    Other Limited Prohibitions.

        During the Restrictive Period, the Executive shall not:

          (a)  request or advise any customer of Anthem Affiliates, or any person or entity having business dealings with Anthem Affiliates, to withdraw, curtail or cease such business with Anthem Affiliates;

          (b)  disclose to any person or entity the identities of any customers of Anthem Affiliates, or the identity of any persons or entities having business dealings with Anthem Affiliates; or

          (c)  directly or indirectly influence or attempt to influence any other employee of Anthem Affiliates to separate from Anthem Affiliates.

        6.    Specific Enforcement/Injunctive Relief.

        The Executive agrees that it would be difficult to measure damages to Anthem Affiliates from any breach of the covenants contained in Sections 4 and 5, but that such damages from any breach would be great, incalculable and irremediable, and that damages would be an inadequate remedy. Accordingly, the Executive agrees that Anthem Affiliates may have specific performance of the terms of this Agreement in any court permitted by this Agreement. In addition, if the Executive violates the non-competition provisions of Section 4. the Executive agrees that any period of such violation shall be added to the term of the non-competition. For example, if the Executive violates the provision for three (3) months, Anthem Affiliates shall be entitled to enforce the non-competition provision during the Restrictive Period, plus three (3) months following the conclusion of the Restrictive Period. In determining the period of any violation, the parties stipulate that in any calendar month in which the Executive engages in any activity violative of the non-competition provision, the Executive is deemed to have violated the non-competition provision for the entire month, and that month shall be added to the duration of the non-competition provision as set out above. The parties agree however, that specific performance and the "add back" remedies described above shall not be the exclusive remedies, and

Anthem Affiliates may enforce any other remedy or remedies available to it either in law or in equity including, but not limited to, temporary, preliminary, and/or permanent injunctive relief.

        7.    Choice of Forum.

        Anthem Affiliates is based in Indiana, and the Executive understands and acknowledges Anthem Affiliates' desire and need to defend any litigation against it in Indiana. Accordingly, the parties agree that any claim of any type brought by the Executive against Anthem Affiliates or any of its employees or agents must be maintained only in a court sitting in Marion County, Indiana, or, if a federal court, the Southern District of Indiana, Indianapolis Division.

        The Executive further understands and acknowledges that in the event Anthem Affiliates initiates litigation against the Executive, Anthem Affiliates may need to prosecute such litigation in the Executive's forum state, in the State of Indiana, or in such other state where the Executive is subject to personal jurisdiction. Accordingly, the parties agree that Anthem Affiliates can pursue any claim against the Executive in any forum in which the Executive is subject to personal jurisdiction. The Executive specifically consents to personal jurisdiction in the State of Indiana. The Executive expressly waives any rights to a jury trial and agrees that any claim of any type made against Anthem Affiliates or its agents or executives (including, but not limited to, the restrictions contained in Sections 4 and 5, or any other claim) lodged in any court will be tried, if at all, without a jury.

        8.    Entire Agreement; Modification.

        This Agreement contains the entire agreement between Covenantor, Anthem, the Company and with respect to the subject matter hereof and it is the complete, final and exclusive embodiment of our agreement with regard to this subject matter hereof. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be amended except in writing signed by all parties.

        In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

        9.    Notices.

        For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, to such address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        10.    Waiver.

        Failure of Anthem Affiliates to insist upon strict compliance with any terms or provisions of this Agreement shall not be deemed a waiver of any terms, provisions or rights of Anthem Affiliates. Moreover, no modifications, amendments, extensions or waivers of this Agreement or any provisions hereof shall be binding upon Anthem Affiliates or the Executive unless in writing and signed by the Executive and Anthem Affiliates.

        11.    Assignment.

        This Agreement and any rights or obligations hereunder may be assigned by the Company or Anthem to any successor in interest to the Company's or Anthem's business. This Agreement may not be assigned by Covenantor.

        12.    Headings.

        The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

        13.    Governing Law.

        This Agreement shall be governed by the laws of the State of Indiana. The parties expressly agree that it is appropriate for Indiana law to apply to: (i) the interpretation of the Agreement; (ii) any disputes arising out of this Agreement; (iii) any disputes arising out of the employment relationship of the parties; and (iv) any and all other disputes between the parties.

        14.    Legal Fees.

        If any dispute arises in connection with the enforcement or interpretation of the Executive's rights under this Agreement, the Company shall pay all reasonable legal fees and expenses incurred by the Executive in connection with such dispute, irrespective of the outcome of such dispute.

SIGNATURES

        IN WITNESS WHEREOF, Anthem and Trigon have caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officer and its directors, and Executive has signed this Agreement, on the date set forth on the first page hereof.

ANTHEM, INC.

BY:	/s/ DAVID R. FRICK Name: David R. Frick Title: Chief Legal and Administrative Officer
TRIGON HEALTHCARE, INC.

BY:	/s/ THOMAS R. BYRD Name: Thomas R. Byrd Title: Executive Vice President and Chief Financial and Accounting Officers
EXECUTIVE

/s/ THOMAS G. SNEAD, JR. Thomas G. Snead, Jr.

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  Exhibit 10.26
NONCOMPETITION AGREEMENT
SIGNATURES